Exhibit (a)(5)(h)

Cavium, Inc. Announces Successful Completion of the Exchange Offer in

Connection with the Proposed Acquisition of QLogic Corporation

San Jose, Calif., August 16, 2016 – Cavium, Inc. (Nasdaq: CAVM) (“Cavium”), a leading provider of semiconductor products that enable intelligent processing for enterprise, data center, cloud, wired and wireless networking, announced today that it has accepted for exchange all shares of the common stock of QLogic Corp. (Nasdaq: QLGC) (“QLogic”) validly tendered into the previously announced exchange offer by a wholly owned subsidiary of Cavium to acquire all of the outstanding shares of QLogic for the agreed consideration of $11.00 in cash and 0.098 shares of Cavium common stock for each share of QLogic. The shares accepted represent approximately 76.2% of QLogic’s outstanding shares of common stock. The exchange offer expired at 5:30 p.m., New York City time, on August 15, 2016. As previously announced, Cavium will acquire the remaining outstanding shares of QLogic’s common stock through a merger of a wholly owned subsidiary of Cavium with and into QLogic, which Cavium expects to complete prior to the opening of trading on Nasdaq on Tuesday, August 16, 2016.

About Cavium

Cavium is a leading provider of highly integrated semiconductor products that enable intelligent processing in enterprise, data center, cloud, wired and wireless service provider applications. Cavium offers a broad portfolio of integrated, software compatible processors ranging in performance up to 100 Gbps that enable secure, intelligent functionality in enterprise, data center, broadband and access & service provider equipment. Cavium’s processors are supported by ecosystem partners that provide operating systems, tool support, reference designs and other services. Cavium’s principal offices are in San Jose, California with design team locations in California, Massachusetts, India, and China. For more information, please visit: http://www.Cavium.com.

Cautionary Note Concerning Forward-Looking Statements:

Certain statements made herein, including, for example, information regarding the proposed transaction between Cavium and QLogic, the expected timetable for completing the transaction, and the potential benefits of the transaction, are “forward-looking statements.” These forward-looking statements reflect the current analysis of existing information and are subject to various risks and uncertainties. As a result, caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, our actual results may differ materially from our expectations or projections.

The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the outcome of any legal proceedings that could be instituted against QLogic or its directors or Cavium related to the merger agreement; the possibility that various conditions to the consummation of the Cavium exchange offer and merger may not be satisfied or waived, including the receipt of all regulatory clearances related to the merger; the failure of Cavium to obtain the necessary financing pursuant to the arrangements set forth in the debt commitment letter delivered pursuant to the merger agreement or otherwise; the risk that the Cavium merger will not close within the anticipated time periods; risks related to the ultimate outcome and results of integrating the operations of Cavium and QLogic, the ultimate outcome of Cavium’s operating strategy applied to QLogic and the ultimate ability to realize synergies; the effects of the business combination on Cavium and QLogic, including the increased level of indebtedness resulting from the transaction, and the combined company’s future financial condition, operating results, strategy and plans; risks that the proposed transaction disrupts current plans and operations, and potential difficulties in employee retention as a result of the merger; the risk of downturns in the semiconductor and networking industries; the effects of local and national economic, credit and capital market conditions on the economy in general; and other risks and uncertainties described herein, as well as those risks and uncertainties discussed from time to time in our other reports and other public filings with the SEC, including, but not limited to, those detailed in QLogic’s Annual Report on Form 10-K for the year ended April 3, 2016, and Cavium’s Annual Report on Form 10-K for the year ended December 31, 2015 and Cavium’s most recent Quarterly Report on Form 10-Q filed with the SEC. The forward-looking statements contained herein are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Cavium Contact

Angel Atondo

Sr. Marketing Communications Manager

Telephone: +1 408-943-7417

Email: angel.atondo@cavium.com